COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

3Q07 CONFERENCE CALL FORMAL COMMENTS

October 30, 2007

INTRODUCTION/SAFE HARBOR DISCLAIMER (Jeff Tryka)

Thank you Katie and welcome to this Coachmen conference call to review the Company’s results for the third quarter ended September 30, 2007, which were released yesterday afternoon.

Before we start, let me offer the cautionary note that comments made during this conference call that are not historical facts, including those regarding future growth, corporate performance or products are forward-looking statements within the context of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Information on the risks that could affect Coachmen’s results may be found in the Company’s recent filings with the SEC.  Comments made today represent management's views on October 30, 2007, and these views may change based on subsequent events and the risk factors detailed in the Company's public filings.  Although these comments may be available for a period of time through the Company's website, the Company undertakes no obligation to update these comments during that period.  With that stated, I’ll turn the call over to Rick Lavers, our President and Chief Executive Officer.

BUSINESS OVERVIEW (Rick Lavers)

Thank you Jeff, and welcome everyone.  With me today are Colleen Zuhl, our Chief Financial Officer, Mike Terlep, President of the RV Group, Rick Bedell, President of our Housing Group and Todd Woelfer our General Counsel.

I have stated that that our single mission is to return this Company to respectable levels of profitability.  We have released the quarterly results.  Colleen will expand on them, and I will not dwell on them.  While I am beginning to get sick and tired of saying this, we

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have not yet achieved that mission – but we are much, much closer than we were only a short time ago.

I commented on the deplorable conditions in the recreational vehicle and housing markets in our release, so I will not dwell on them, either.  The conditions are truly awful, but they are exactly that – conditions, not excuses.  Nevertheless, I must point out that our performance has steadily improved in the face these conditions.  Sometimes we have felt like we have been chasing a whirlpool, but I believe that this Company is now on the cusp of achieving that long elusive profitability even in these conditions, and by year’s end, we shall be very well positioned to participate robustly in any market improvement.

Why do I say this?  Restructuring is a process, not an event.  It doesn’t happen today and everything suddenly changes.  Rather, an event may take place, such as a plant consolidation, but we do not witness the full effect of that event for several months, or even longer.  And during the past year, many things were taking place all at once and at various times.  We have not yet realized all the improvements from the actions that we have taken, but we can see the many threads of all those actions start to come together.  If I can use a sports analogy, defense keeps you close, it keeps you in the game, and we have been playing a lot of defense.  In so doing, we have changed the momentum of the game we are playing.  Today, virtually all our performance trends are positive – and as importantly, have now been trending positive over an extended period of time.  So while I can’t announce “today we are profitable,” or even “today we are done playing defense,” it is time to play more offense.  Going forward, we will be pressing some of the advantages we have gained from the initiatives that have already been launched in the past nine months, and using the foundation that we have been built over the past year to launch several new initiatives that have been in development behind the scenes.  We have put stakes in the ground, and when performance has not measured up, we have made the difficult decisions to change course and redeploy as reality dictates. Going forward, we will continue to manage in this fashion.

Sales are a key performance indicator.  Unfortunately, the housing and recreational vehicle markets have not been trending positive, just the opposite.  In these markets, we have not been able to increase top line revenues.  However, our sales in the Housing segment have declined significantly less than the market indicators, and while our sales in the RV segment have declined our market shares in many critical sectors have increased, as have our margins.  Increasing both market share and margins in a down market is an accomplishment worthy of emphasis.

Colleen will give you the precise details, but for the quarter, Coachmen’s sales fell just over 5%, but gross margins increased over 6%.  Gross profit improved by almost $2 million.  And SG&A has been reduced – again.

For the past nine months, net cash flow from operations almost tripled, and capital expenditures were almost halved.  Total inventories – including finished goods inventories – decreased, again.  Our long term debt remains low, and our short term borrowings decreased.

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It is not that we are bragging about either the top line, or the bottom line – we can’t.  But what’s in between clearly shows the impact of the actions we have taken, and provides validation that the actions were correct, and that they are working.  It gives us confidence in our future, despite current market conditions.

This is the anniversary of this management team.  Actually, not quite, as we did not reconstitute our senior management team in the housing group until the first quarter of this year, and we have yet to complete our intended complement at middle management.  Nonetheless, a year ago I said we would hit the decks running, with a sense of urgency – so it seems an appropriate as well as traditional time to look back and judge whether we did.  I believe the answer is a clear and resounding, yes!

As I have said, profits are not yet on the list – but I will remind you that $28.4 million of the booked losses in the past year have been accounting entries due to historical performance, such as goodwill impairment.

We have dramatically reduced our costs of operation through a combination of reductions in force, strategic sourcing, and product and process simplification.  During the first part of 2007, we organized and planned an entirely new strategic sourcing effort.  So far in 2007, we have realized $2.8 million in reductions from that effort, with more to come.  On the RV side, we have reduced our number of suppliers by 7.3%, our active SKUs by 29%, and our models by 26%, while increasing the commonality of components.  This reduction in complexity reduces inventory and handling costs, acquisition costs, defects and warranty, and administrative costs.  All of this combined has improved our net sales margins.  We closed a plant in Georgia, changed our plant manufacturing charters to emphasize manufacturing flexibility, are scaling back in Chino, are selling our paint facility and moving it to the main manufacturing complex in Middlebury, and have consolidated both motorized and towable production facilities in Indiana to dramatically increase our capacity utilization.

As a result of all these actions, we are approaching our stated goal of achieving profitability at $400 million sales levels in the RV Group.  We have achieved meaningful market share improvements in nearly all product categories.  We have achieved significant and demonstrable improvements in the quality of our recreational vehicle offerings, in terms of both design and fewer production defects.  We recently announced the best results on Ford TQVM and RVIA Compliance Audits in Company history.  From numerous anecdotal reports from dealers and users alike, we are now being recognized in the market for the quality leadership position we have seized.  In so doing we rescued our somewhat tarnished reputation, and can now claim quality that is best in class.  This is also beginning to reduce our warranty costs, put pressure on our entire industry as we raise the bar, and we are confident will ultimately be reflected in increased customer satisfaction – and sales.

On the Housing side, recently, we closed the All American Homes plant in Ohio, and consolidated its production into the Indiana facility to increase its capacity utilization and improve its efficiency.  We significantly increased the production capacity and efficiency of our Mod-U-Kraf operation.  We are also simplifying the housing operations.  For

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example, we revamped our delivery and set practices based on best practices, and we are in the process of reducing an inventory of nearly 300 housing plans to under 100, without sacrificing any sales.  We articulated a new housing group strategy which emphasizes major projects, enhanced our personnel resources to do so, and successfully attacked an entirely new market segment, military construction.  We believe that business will now triple, year over year.  We have refined the profile of what is needed in an All American Builder, and we have launched a major builder recruitment program to fill empty territories and upgrade our builder body.

Perhaps most importantly, we have cultivated a whole new attitude at Coachmen.  We are creating a dynamic culture of innovation and empowerment, characterized by fun and excitement with individual responsibility and consequences.  At Coachmen we don’t just ask why, or why not – we ask how, and when?  We have markedly increased the quantity and quality of our training programs.  We are guided by new vision statements for both the RV Group and the Housing Group.  We redefined what our RV products stand for with tight, disciplined brand charters.  These are not just words on paper.  They were developed with our people, they are easily understood, and they are providing clear direction that has been enthusiastically embraced.  For example, in 2006, we had very small presence in the growing sport utility trailer market.  Today we have an entire division dedicated to this product, offering three model lines that to date have generated 1,125 unit sales, or an increase of 686% over 2006.  We revamped our new product development process, and created an advance design team to improve and encourage practical innovation.  The RV Group introduced 17 new models at last year’s Louisville Show, has introduced 14 since then, and will introduce 12 at next month’s show.  These are significant innovations, not changes in tapes and drapes and nearly all of these new models replaced existing offerings.

I can also tell you that over the next months we will be introducing new programs to enhance the value of our dealerships in both segments of our business, bold new product offerings – not new models of existing product – and, if things continue to progress as we hope, entry into several new markets.

I believe we have followed through and done everything that we have told you that we would do.  We have been frank and forthright about our problems, without excuses, as well as our prospects, without bravado.  We intend to continue in that vein.

At the last conference call, I told you that the 2nd half of 2007 would be much better than the 1st half.  So far, it definitely is.  Colleen, Mike and Rick will now report on their segments and to our recent restructuring actions.  Colleen will also address some of the questions many of you have raised about our life insurance asset.

Then I will finish with some comments on the overall health of the Company, and the outlook for the next quarter.  Colleen…

CORPORATE/FINANCIAL REVIEW (Colleen Zuhl)

Thanks, Rick.

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October 30, 2007

Turning to our performance in the third quarter, as mentioned in our release, the weakness in both of our industry segments continued, but the actions we’ve taken over the last year are showing positive results, even in the face of such weakness.

For the third quarter of 2007:

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Sales fell 5.2% to $123.9 million versus $130.7 million last year.

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Consolidated gross margin was 6.2% compared to 4.6% for the same period a year ago.

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The $1.8 million improvement in gross profit is attributable to material cost savings, reductions in discounts and promotions, our continued efforts to reduce warranty costs through improved product quality, increased labor efficiencies, primarily in reduced salary costs, more efficient delivery operations and production consolidation efforts that are still ongoing.

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Selling, general and administrative expenses were reduced by $0.6 million compared with the third quarter of 2006 due primarily to reductions in employee expenses and the timing of the RV Group’s annual dealer seminar, partially offset by increased professional services and legal costs relating to our efforts to recover damages caused by the sidewall lamination and lift system issues of 2005.

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Combined, these factors resulted in a pre-tax loss of $4.3 million for the third quarter, a 32% improvement over the $6.4 million pre-tax loss reported in the third quarter of 2006.

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At the bottom line, the net loss for the quarter was $4.3 million, or $0.28 per share in 2007 compared with a net loss of $3.5 million, or $0.22 per share in the year ago quarter.

For the quarter, we continued to control our balance sheet, cash flows and the utilization of our assets.  For the first nine months, net cash flow from operations was $5.7 million, which is a significant improvement from the $1.7 million cash flow from operations for the first nine months of 2006.  We have also held a tight line on capital expenditures, expending only $2.2 million through September 30, 2007 versus the $4.1 million expended during the first nine months of 2006.

On the balance sheet:

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Cash decreased from the second quarter by $146,000 to $3.1 million at September 30, 2007.

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Total inventories decreased by $4.4 million from the end of the second quarter to $70.4 million.  We reduced finished goods inventory by $1.5 million from $33.7 million to $32.2 million, with a $300,000 increase in RV finished goods offset by a $1.8 million reduction in finished goods at the Housing Group.  In terms of days supply, finished goods increased to 26.4 days from 21.1 days at the end of the second quarter due mainly to the lower revenue levels in the quarter.

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Long-term debt remains very low at $3.6 million.

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Short term borrowings were reduced from the end of the second quarter by $6.1 million to $8.3 million as of September 30, 2007.

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Shareholders’ Equity stands at $134.9 million resulting in a book value per share of $8.57.

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We are currently in discussions with potential buyers for the Elkhart paint facility and our Ohio plant and do not anticipate any impairment charges related to these facilities at this time.

Given our results and recent difficulties in the overall credit markets, many investors may be concerned about Coachmen’s financial condition.  Let me assure you that despite the challenges we face, we have a solid financial position from which to pursue our ultimate goals of bottom line profit.  Certainly since the outbreak of the credit crunch spawned by the subprime mortgage problems this past summer, we have heard a lot about difficulty accessing credit and we’ve received many questions lately from shareholders regarding our Company’s access to cash.  Clearly, in the current challenging market environment, this is something we continually monitor to ensure that we have ample cash available to fund our current operations, R&D and other initiatives, and at this point we stand on solid ground.

Certainly we fully expect our operations to provide us with the cash flow we need to adequately fund our activities, which is why we have been so single-minded in our efforts to reduce inventory levels and avoid any build up of finished goods inventory.  Unfortunately, in difficult markets we cannot always count on operating cash flow to be adequate to fund our needs.  In those cases, we turn first to our primary $55 million secured credit facility which was established in 2006.  This credit line is secured by certain assets, particularly inventory, accounts receivable and real estate among others and does not include operational or financial covenants so long as we maintain an available balance of $15 million on the line.  Since establishing this credit line, the highest balance we’ve had outstanding has been just under $23.3 million in December 2006.  This line of credit is in place until August 2011.

If we ever faced a situation where our cash needs exceeded our available credit facility, we have ready access to another source of low-rate funds through the cash surrender value of life insurance policies.  This is a line item on our balance sheet which is not well understood by investors and analysts, so let me try to clear up some of the questions.  The life insurance policies were purchased to fund our deferred compensation programs for executives.  The Company is the beneficiary of the policies and although they were purchased to fund the deferred compensation obligations, they are not specifically restricted for that purpose and are available to fund our general operations.  Right now, the cash surrender value of the life insurance is approximately $51.8 million, and we have borrowed approximately $17.7 million against these policies resulting in a cash surrender value net of loans of $34.1 million.  Our liability at September 30th, 2007 under the post-retirement deferred compensation benefit programs is $7.8 million.  Should we have a need for cash, we could borrow up to approximately 95% of the cash surrender value of the policies, though we would likely not borrow in excess of what would be required to fund the benefit obligations.

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We have often been asked why we have these life insurance policies, and why we don’t just sell them.  There are in fact several very good reasons for us to maintain the life insurance policies.  These policies were utilized in part due to the tax advantaged treatment associated with them.  As a result, if we were to liquidate the policies, we would incur a sizable tax penalty.  A second very practical reason for maintaining the policies is that the face value of the policies is significantly higher than the cash surrender value, currently about $100 million compared with the cash surrender value of approximately half that amount.  Given that some of these policies have been in place for more than 20 years, the face value of the policies will become increasingly important.  So as you can see, the life insurance represents a valuable asset on our balance sheet and a potential source of cash should we need it.

Finally, we have a number of non-producing assets which we intend to sell which will generate proceeds that will be available for operations.  We have the assets associated with the recent consolidation efforts such as the CLI Paint Facility in Elkhart, and the Ohio housing plant and several other properties currently listed for sale.  These properties include a building in Decatur, IN, the remaining pieces of the Georgie Boy facilities in Edwardsburg, MI, some vacant land in Tennessee and our corporate office building.  Combined, these properties have an estimated value in the range of $10-12 million.

In summary, during the quarter, we managed our assets and cash flows in the face of particularly difficult market conditions for both business segments.  We continued to maintain tight control over inventory levels and were disciplined in our approach to product pricing, discounts and incentives.  We saw the early results from our efforts at reducing material costs through our strategic sourcing efforts and those should continue into 2008.  We began to see meaningful improvements in warranty costs resulting from our focus on quality, in addition to the recognition of that quality from our industry and suppliers.  The improvements in quality should continue to positively impact warranty costs and margins moving forward.  Our plant consolidations are well underway, and while we expect most of the effort to be completed by the end of 2007, we will likely see minimal effect of the improved capacity utilization and production efficiencies until next year.  All of these efforts will move us closer to our ultimate goals at the bottom line.

Mike, I’ll turn it to you …

RECREATIONAL VEHICLE SEGMENT/OPERATIONAL REVIEW (Mike Terlep)

Thank you Colleen.

As we stated in our Release, the Recreational Vehicle Group reported sales of $91.8 million during the third quarter of 2007, up slightly from the same period last year.  This compares  favorably with an overall industry decline of more than 11% in total wholesale unit shipments through September.

The detailed market information by product category regarding the Industry, as well as for the RV Group is as follows:

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The RV market remained soft in the third quarter, especially in towables.  For the industry, all towable product categories are down at wholesale through September by 13%.

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Travel Trailers were down by 14%,

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Fifth Wheels were down by 10.4% and

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Camping trailers were down 13.5%.

Motorized fared a little better.

Through September, industry wholesale unit shipments were down only 1% … with

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Class A’s up 3.6% and

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Class C’s down 7.2%.

In the third quarter, Coachmen wholesale unit shipments of all product types fell by 3.3%, versus the third quarter one year ago, while industry shipments of all units were down 6.7%.

At retail, Industry numbers are available only through August.  Year to date, towables retail registrations for the industry are up 1.3%,

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with travel trailers up 6.5%,

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fifth wheels down 5% and

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camping trailers down 10.7%.

Year to date retail registrations through August, total motorized products are down 4.9%,

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With Diesel Class A’s down 3.8%,

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Gas Class A’s down 7.4% and

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Class C’s down 4%.

As to the RV Group performance and direction, there is good and there is bad to report.

First the bad:  The RV Group lost $4.2 million.  However, gross profit for the third quarter was $3.5 million, or 3.8% of sales, versus 0.6% of sales in the third quarter of 2006, marking the best quarterly gross margin performance since the first quarter of 2005.  Total operating expenses were reduced by $0.1 million compared to a year ago.  As a percent of sales, operating expenses were reduced slightly to 8.5% from 8.7% in last year’s third quarter.

Although the RV Group booked a pre-tax loss of $4.2 million, this compares favorably to the pre-tax loss of $7.3 million in the third quarter of 2006.

Now the GOOD:

Our retail market shares are up in most of our product categories, demonstrating consumer acceptance of our redesigned products.

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In motorized, our retail market share as reported by Statistical Surveys, Inc. has improved in Class A diesel motorhomes and Class C motorhomes.  Our retail share of diesels improved 2.3% through August, while our share of Class C motorhomes increased 13.8% over the same period.

On the towable side, we experienced retail market share gains in travel trailers and fifth-wheels.  Our retail shares of travel trailers improved 22.3% through August, while our share of the fifth-wheel market improved 4.8%.

The continued positive trends in retail market share show that our products are hitting the mark with end consumers.

The RV Group total finished goods now stands at $24.1 million, which is a reduction of 48% from the $46.2 million in finished goods one year ago.

The quality of our product continues to improve.  Our quality metrics have improved by 41.6% since the implementation of our new quality program last February.  In addition, we recently received fantastic product feedback from a couple of independent sources.

As part of our RVIA membership requirement, we are subject to several random audits (up to 7 or more) in a year’s time.  RVIA inspectors show up unannounced with a checklist of over 850 specific code requirements, and any code requirement not met by the recreational vehicle manufacturer receives a deviation listing ranging from A=most severe, to C = least severe.  The results for our most recent audit of all the Coachmen Indiana facilities reflects a perfect score with the exception of a single class C (least severe) deviation in just one plant.  To date, our average points per audit have improved by 71% when compared to the 2006 average points.  September proved to be the best RVIA audit in memory for our Company.

Ford conducts an annual audit to ensure manufacturers are meeting the minimum requirements of the Ford Quality Program and qualifications set forth by FMVSS, RVIA and CSA.  For this year’s audit, Coachmen easily surpassed Ford’s minimum qualifying score of 89.3 points.  We have gone well beyond the minimum with 104 out of 105 total points (over 99 percent of the maximum possible).  This is our highest Ford QVM score ever!  As reported in the overall assessment from the Inspection Leader, “It is clear that Coachmen’s approach to Ford’s QVM program, and quality in general, is positive, dynamic and it is getting results.”

The improvements in our products’ quality and designs are a direct result of our focus that puts quality as our #1 priority.  Add to this the laser focus of our specific product teams, a direct flow of information from our dealers, and you can see why our products are winning in the market place.

One of the key drivers to our operating losses are the unfavorable operating leverage due to sales and production volumes.  To address this, we have recently executed a large scale consolidation of our assembly and support plants … consolidating all Class A production into one plant and all Travel Trailer production for our IN facilities into one plant.  This

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resulted in the closure of two assembly plants that have been moth balled for future growth.  We anticipate this move will result in better margins through lower overhead and better capacity utilization rates.  In addition, we have consolidated two of our support plants on our north Middlebury complex to our primary Middlebury complex and are in the process of moving our paint operation in Elkhart to Middlebury.  The Elkhart paint facility is being sold.  In fact, we have already accepted an offer for that property.  And finally, we are in the process of significantly down sizing our West Coast service center and have vacated the 65,000 square foot plant we were operating service from and we have a suitable sub lease for this facility pending.

These actions will improve our overall capacity utilization to approximately 75% from the current utilization of less than 50% and will have a meaningful impact in the reduction of our overhead costs … estimated at more than $7 million annually.

As we mentioned in our last call, in the second half of 2007 we shifted our focus to margins, and our results for the quarter reflect that focus.  Our 2008 model year products garnered meaningful improvements in our net sales margins and have positioned us to accomplish more suitable gross profit margins as we improve our operating leverage through the actions just reviewed.

So what is to come for the RV Group …

You can expect continued improvements in margins coming from improved operating leverage and our Strategic Sourcing efforts that have focused on standardization, SKU reduction, supplier consolidation and better leveraging our spend.  We are confident in our ability to return the RV Group Gross Profit margins and pre-tax profit performance to peer group levels and historic performance averages in the course of 2008, baring further deterioration of our markets.

You can expect continued improvement in the quality of our products.  We intend to keep raising the quality bar in our industry.

You can expect continued leadership in the innovation and creativity of our products.  At the upcoming RVIA Trade Show in Louisville we will be debuting a significant enhancement in one of our primary travel trailer lines that will establish a new standard for entry level trailers in the Industry.  We will also be introducing an all new Class C product line built on Daimler’s Sprinter chassis, as well as numerous innovative new product offerings in our entry level Class A products, Leprechaun Class C product, Sport Utility towables and fifth wheels.

On the horizon beyond Louisville, you can expect some innovative products that are currently in development in Class As and towables … some of which incorporate patented new designs and technologies that we believe could be game changers for our company.

However, we know this will not be enough in the current market environment.  Accordingly, we are launching an aggressive marketing program to leverage our brand

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equity.  This program is focused on growing our distribution base by offering an enhanced value package for our dealers and re-inventing our owners club in order to improve our customer retention and attract more prospective customers to our family of products.

We will also be rolling out an incentive program to our dealers to assist them in meeting their needs in the current market, with a focus on inventory turns and pulling product through the supply chain.

Over the last three weeks I have personally been out on the road visiting key dealerships in various regions of the U.S.  There were a number of objectives tied to these key dealer visits, one of which was to listen first hand to dealer impressions of our Company’s progress.  The feedback and input I collected from these dealers was very positive: each dealer clearly conveyed noticeable and significant improvement in our products’ quality, our products’ positions and the overall direction of our Company.  As a matter of fact, the general sentiment was a 180-degree turn around from feedback and input I was hearing from our dealers one year ago.  This further supports that our direction is upward and that our actions are the right actions in the eyes of our customers.

The RV Ship has turned, but we still have a lot of work to do!  We are optimistic, energized and passionate about our direction and our future.

Now, for details about Housing segment, I’ll turn the call over to Rick Bedell, President of our Housing Group.  Rick…

(PAUSE)

HOUSING GROUP/OPERATIONAL REVIEW (Rick Bedell)

Thank you Mike…

In the third quarter, the Housing Group faced some of the weakest market conditions since 1991.  According to the U.S. Census Bureau, in September single-family housing starts fell 30.8% from a year ago.  In the Midwest region, single-family starts fell 28.0% while in the South single-family starts fell 32.4% compared with September 2006.  For the first nine months of 2007, total single-family housing starts in the Midwest fell 28.3% while single-family starts in the South fell 27.8% year to date.

For the third quarter:

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The Housing Group reported a 20.3% decrease in revenues, to $32.1 million from $40.2 million last year, but this compares very favorably to the statistics I just cited.

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In the face of these reduced revenues, the Group generated a pre-tax loss of $0.7 million compared with a $0.3 million pre-tax profit for the year-ago quarter.

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As a percentage of revenues, gross profit remained essentially flat at 13.3% of sales.

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Total operating expenses were reduced $0.2 million to $4.9 million, primarily due to reduced selling expenses associated with lower revenue levels.

Let me now turn to what we are now doing and plan to do over the next few quarters to bolster our performance and set in place the ground work for the Housing Group’s performance in 2008 and beyond.

On September 21st, we announced that we would be closing our All American Homes production facility in Zanesville, Ohio.  Given the continued softness in the Midwest housing market and the proximity of the Ohio facility to our plant in Decatur, Indiana we determined that the best course of action was to close the plant and consolidate production into our Indiana operation.  We anticipate the closure to be completed in the fourth quarter.  We will eventually sell the facility, and have already had discussions with several interested parties.

To provide a little background on the Ohio facility, it was opened in 1998 as a satellite plant to the Indiana facility to service the markets in Ohio and east.  The closure of the Ohio facility will enable us to bring the Indiana Division back into profitability while eliminating the fixed overhead associated with the continued operation of the Ohio plant.

Military construction remains a top priority.  In addition to the recent manufacturing completion of the Ft Bliss project, we anticipate that production will begin on the Ft. Carson barracks project in November.  This project will provide our Colorado and Iowa plants with steady backlog through May of 2008.  This project will be the largest single project constructed by the Housing Group with a contract value to the Housing Group of more than $40 million.  Beyond these projects, we expect to be providing proposals, within the next two quarters for several new military projects of similar scope.  Construction of these projects could begin as early as the 3rd quarter of 2008 and should continue over the next 5 years.

We are also working to improve our traditional housing business as we recognize it is the foundation for the Housing Group’s business.  Our efforts to simplify our product offerings continue.  For 2008, we will have streamlined our portfolio of home collections from nearly 300 floor plans to approximately 80.  Eliminating slow moving floor plans and adding new up to date designs, simplifies the decision making process for our end customers.  Further simplifying the buying process is the establishment of All American Choice Mortgage—our new home construction and home mortgage financing arm.  Customers will now enjoy one stop shopping from any of our authorized builders from selecting and purchasing their new home to obtaining construction loan and mortgage financing in one visit.

In August, we launched the All American Home Store at our Decatur, Indiana facility.  The Home Store is selling our All American Homes directly to the consumer from our existing model center.  The Home Store serves approximately a fifty mile radius from our Decatur manufacturing plant.  In addition to the retail center at our Mod U Kraf Division in Rocky Mount, Virginia, the new Home Store will serve as a test and launching point

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for additional retail sales centers in areas that are under served by our independent builders.

Last April, we launched a major effort to improve our independent builder representation.  This includes new builder training programs as well as new internet tools.  We have also been upgrading our builder body, dismissing underperforming builders while adding almost 70 new builders to our roster.  We will continue selectively adding new builders to our family and we will soon launch a focused builder marketing campaign.  Over the past six months, we have been working with outside firms to offer our current and future builders a means to obtain competitively priced health insurance.  We reached agreement with our partners in October and we will immediately offer this service to our builders for the 2008 policy year.  This is a first in our industry, and we expect that it will provide even more reason for high quality builders to choose to represent our Housing Divisions.

Historically, the Housing Group has done little in the way of marketing to home buyers.  We are breaking that paradigm in several ways.  We have retained the services of an advertising agency to develop ad campaigns utilizing television, billboards and print media aimed directly at the consumer.  We will be testing this campaign in a selected market early in the 1st quarter in order to measure its success before introducing it in the remainder of the regions we serve.

The same marketing firm is assisting us in the development of a “builder blitz” campaign designed to attract high quality home builders to promote and sell the Housing Group’s products.  Rather than a mass marketing effort, this will involve a tightly focused effort aimed at pre-selected builders.  The marketing plan is complete and training of our internal sales staff is underway.  We will begin testing this campaign in one selected market in November.

As you can see, we have been extraordinarily busy at the Housing Group.  We are not content to stand still as we see the housing market continue to deteriorate.  Instead we are acting decisively and aggressively to improve our market position and diversify our revenue streams to make our future more secure.

Let me now turn the call back over to Rick Lavers…

CONCLUSION AND OUTLOOK (Rick Lavers)

Thank you, Rick.

We are all aware that our stock is selling at a discount to book value.  The trading level may be reflective of some concerns I have heard expressed of late about the financial health and prospects of our Company.  Given our string of losing quarters dating back into 2006, the condition of the housing and recreational vehicle markets, and current uncertainties about the direction of our nation’s economy, expressions of concern are certainly understandable.  Let’s address these concerns head on.  We believe that the current level at which our stock is trading reflects accurately neither the asset value nor the prospects of this company.  Our price is below book value, which is less than

Coachmen Industries, Inc. Third Quarter Conference Call Formal Comments

October 30, 2007

realizable asset value, so it is trading at a “double discount.”  Dismal as our markets may be, our prospects are good.

I doubt that it was a pure coincidence that our stock price tumbled after we suspended the payment of our dividend last quarter.  It’s funny - private equity often suspends dividends, feeling quite simply that cash can better be used within the business.  Cut the dividend in private equity, and it’s said you are signaling growth.  However, cut the dividend in a public company, and the market assumes you are in trouble.  On the other hand, one of our major shareholders recently told me they did not invest in Coachmen for its dividend, but for its growth potential.  Given our performance and the condition of our markets, I felt it was prudent to retain cash within the company to fund our growth initiatives rather than to pay out dividends, and the Board of Directors agreed with me.  I still feel that way, and do not intend to recommend a resumption of dividends until we generate profits to pay for them.

But that does not mean that we are in dire financial straits.  To the contrary, as Colleen’s remarks indicated, the Company is in sound financial condition, and is performing markedly better than it was a year ago.  Going forward we may have less patience with underperforming operations, but we do not need an infusion of capital in order to pay our bills.  Sure, every one in management would feel more comfortable, and we could fund some of our growth initiatives more quickly, with more cash.  But after extensive review over the last month, we believe we have sufficient capital resources to continue to fund our highest priority initiatives even if the markets don’t immediately improve, and even if our sales decline – which we do not intend to happen!  As I hope Colleen made clear, through a combination of debt, insurance cash values, disposable assets, equity in other assets, possible litigation recoveries, and inventory, the Company should have access to substantially more capital than may be apparent from our balance sheet.  Of course, that doesn’t mean that more capital might not help us make investments to more aggressively pursue our growth initiatives, sooner, or engage in more extensive market stimulus, or take advantage of opportunistic acquisitions that these markets might present, or even weather the storm in case of a truly severe economic downturn.  We will be reviewing these questions further with the Board of Directors at our upcoming meeting.

As I said, our prospects are good.  Yes, we are in the housing business, but our customer base is not the sub-prime borrower.  We are being indirectly affected by the fallout of the sub-prime mortgage crisis, as are many other companies, but only indirectly.  I do not put much faith in the recently reported “September surprise” of a rebound in housing sales, and believe the companion statistic that housing markets are still down more than 30% year over year as much more instructive.  However, we had the foresight to diversify our product offerings into the military construction area, which is burgeoning.  We also expect the next several months to continue to be very tough in the RV markets.  The recent R. W. Baird dealer report was particularly troublesome with its industry-wide reports of slowing traffic and too high day’s inventory on dealers’ lots as the summer selling season closed.  We too, have seen some evidence of credit tightening for RV buyers.  However, we have launched an aggressive interest buy-down program to create demand pull to help our dealers clear some of the aging inventory off their lots.  For a variety of reasons, we hope to improve our performance in the Class A segment, and in

Coachmen Industries, Inc. Third Quarter Conference Call Formal Comments

October 30, 2007

the meantime, we have been successfully defending and improving our already strong position in C’s, as well as increasing our market share in the major towables segments.  As of this Fall, Dr. Curtin is still predicting the 2008 RV market to be up over 3%.  We intend to account for a larger share of it!  And, it’s worth a reminder that when we do regain profitability, we have available to us nearly $38 million in deferred tax assets that aren’t reflected as assets on our books.

I apologize that our formal comments were so long, but I felt we had many things to tell you.  Operator, we will now be glad to entertain any questions.